Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 13,400,310.95	0.0001531	$ 2,051.59
Fees Previously Paid
	Total Transaction Valuation:	$ 13,400,310.95
	Total Fees Due for Filing:			$ 2,051.59
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 2,051.59
	Net Fee Due:			$ 0.00
Offering Note
[1]	The transaction valuation is calculated as the aggregate maximum purchase price for shares of common stock, par value $0.001, of PGIM Private Real Estate Fund, Inc. The amount of filing fee is calculated at $153.10 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule TO	005-94116	03/13/2024		$ 2,051.59
Fee Offset Sources		PGIM Private Real Estate Fund, Inc.	Schedule TO	005-94116		03/13/2024		$ 12,683.00
Explanation of the basis for claimed offset:
[1]	An aggregate fee of $12,683.00 was paid with the filing of the Schedule TO-I by PGIM Private Real Estate Fund, Inc. (File No. 005-94116) on March 13, 2024 (the "March 2024 Schedule TO-I"). The final transaction fee due pursuant to the final amendment to the March 2024 Schedule TO-I filed on April 16, 2024 was $634.22. Pursuant to Rule 0-11(a)(2) under the Exchange Act, a portion of the remaining $12,048.78 filing fee paid in connection with the March 2024 Schedule TO-I was used to offset a portion of the filing fee in connection with the filing of the Schedule TO-I on June 27, 2024 (the "June 2024 Schedule TO-I"). More specifically, $12,683.00 from the filing fee paid in connection with the March 2024 Schedule TO-I was used to offset the final transaction fee due for the June 2024 Schedule TO-I filing, and a portion of the remaining $11,394.74 filing fee paid in connection with the March 2024 Schedule TO-I was used to offset the filing fee in connection with the Schedule TO-I on September 27, 2024. Furthermore, a portion of the remaining $10,595.13 filing fee paid in connection with the March 2024 Schedule TO-I was used to offset the filing fee in connection with the Schedule TO-I on December 30, 2024. Moreover, a portion of the remaining $9,693.86 filing fee paid in connection with the March 2024 Schedule TO-I was used to offset the filing fee in connection with the Schedule TO-I on March 27, 2025. Lastly, a portion of the remaining $8,415.36 filing fee paid in connection with the March 2024 Schedule TO-I was used to offset the filing fee in connection with the Schedule TO-I on June 27, 2025. Now, a portion of the remaining $6,808.73 filing fee paid in connection with the March 2024 Schedule TO-I is being used to offset the filing fee in connection with this Schedule TO-I.